Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Addresses Multi-Billion Dollar Small Business Market Opportunity

Small Business Platform Contains More than Twenty Easy-to-Use, Full-Featured Applications to Serve the Budget-conscious SMB Market

RESEARCH TRIANGLE PARK, N.C., September 29, 2005 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-Services (SaS) for the small-to-medium size business (SMB) market, today announced that it was recently included in an AMI-Partners’(AMI) article entitled “Looking Out for the Little Guy” published in AMI-Partners’ September 2005 newsletter, available by registering at www.ami-partners.com. Smart Online was listed as one of three vendors with go-to-market strategies specifically targeting the more than 5 million small U.S. businesses with fewer than 20 employees. In the article, AMI notes that with 5.68M small businesses in the U.S. spending $74.6B on IT solutions1, small business represents a large market opportunity, yet one that requires easy-to-use, easy to access solutions that are also budget-conscious.

“Smart Online specifically addresses the needs of the small business market by providing these users with a broad range of easy-to-use, full-featured business applications that are also cost-effective,” said Michael Nouri, president & CEO, Smart Online Inc. “We also have a go-to-market strategy that leverages well-known banks and publishers also interested in serving this large market. By partnering with banks such as JP Morgan Chase, Union Bank of California and Bank One, and publishers such as BusinessWeek, Inc. Magazine and Fast Company, we make our integrated business applications easily accessible and broadly available through our partners’ channels and our own site.”

Smart Online markets its OneBiz Conductor™ small business platform, an open platform that enables partners to easily integrate their services, or customers to integrate their existing applications, and have that data available among multiple applications. For example, when customers enter information into Smart Online’s human resource application, the data is automatically updated across other applications, saving time and reducing data entry errors.

“The small business market offers enormous opportunity for vendors like Smart Online that remain bullish and focused on it,” said Laurie McCabe, vice president, SMB Insights & Solutions, AMI-Partners, Inc. “After 12 years in this market, Smart Online seems to understand what solutions small businesses require and how to deliver them, in turn, they’ve positioned themselves to reap the rewards of this under served market.”

About Smart Online’s OneBiz Conductor™
Today’s small-and-medium size businesses require a cost-effective, efficient and easy-to-use method of managing daily business operations so they can focus on decision-making and revenue generation. Smart Online’s OneBiz Conductor is a comprehensive, Web-native business application platform to enable businesses to operate efficiently. Accessing a simple-to-use “Dashboard” offers a single view of daily business activities and fully integrated business applications and workflow modules. A business owner or a dispersed workgroup is enabled with secure access to a complete calendaring system, business contact management system, a shipping application, and human resource application that are updated and maintained in real-time.

About Smart Online Inc.
Smart Online Inc.(OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-labeled online business platform that enables Web delivery of applications and services used to start, grow and run small-to-medium size businesses (SMBs). In 1999, Smart Online converted its business applications to a Software-as-Services (SaS) Web delivery model. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their customers to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

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Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States.

Forward Looking Statements
Statements in this press release that are “forward-looking statements,” which include plans for products, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions and product announcements by other companies. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All information in this press release is as of September 29, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

1 “Looking Out for the Little Guy,” Laurie McCabe, AMI-Partners, Sept. 1, 2005